Exhibit 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
     The following discussion and analysis should be read in conjunction with the selected financial data and the accompanying consolidated financial statements and related notes thereto included in this Annual Report on Form 10-K.
Overview
     On July 1, 2005, we completed the acquisition of all of the outstanding capital stock of Ardent Behavioral from Ardent. Ardent Behavioral owns and operates 20 inpatient psychiatric facilities, which produced revenues of $294.3 million in 2004 and have a total of approximately 2,000 inpatient beds. The purchase price for Ardent Behavioral consisted of $500 million in cash and the issuance of 2,725,520 shares of our common stock. The cash portion of the acquisition price was financed through a new $325 million senior secured term loan facility, a $150 million bridge loan facility and borrowings on our $150 million revolving credit facility, which was amended and restated on July 1, 2005. On July 6, 2005, we closed on the sale of $220 million of the 7 3/4% Notes, the proceeds of which were used to repay the bridge loan facility as well as repurchase approximately $61.3 million of our 10 5/8% Notes. On September 20, 2005, we closed on the sale of 8,050,000 shares of our common stock at a price of $25.12 per share. Net proceeds of approximately $192.6 million received from the offering were used to repay $125 million of indebtedness under our senior secured term loan facility and the outstanding balance of our revolving credit facility.
     Our business strategy is to acquire inpatient behavioral health care facilities and improve operating results within new and existing inpatient facilities and our managed inpatient behavioral health care operations. In 2003, we acquired six inpatient behavioral health care facilities from The Brown Schools, Inc. (“The Brown Schools”); Ramsay Youth Services, Inc. (“Ramsay”), an operator of 11 owned or leased inpatient behavioral health care facilities; and two inpatient behavioral health care facilities from other sellers. In 2004, we acquired 10 inpatient behavioral health care facilities in five separate transactions, the most significant being the acquisition of four inpatient behavioral health care facilities from Heartland Healthcare (“Heartland”). On July 1, 2005, we acquired 20 inpatient psychiatric facilities in the acquisition of Ardent Behavioral and on August 1, 2005, we acquired Canyon Ridge Hospital in Chino, California.
     We strive to improve the operating results of new and existing inpatient behavioral health care operations by providing the highest quality service, expanding referral networks and marketing initiatives and meeting increased demand for our services by expanding our services and developing new services. We also attempt to improve operating results by optimizing staffing ratios, controlling contract labor costs and reducing supply costs through group purchasing. During the year ended December 31, 2005, our same-facility revenue from owned and leased inpatient facilities increased by 7.7% as compared to the year ended December 31, 2004. Same-facility growth also produced gains in owned and leased inpatient facility patient days and revenue per patient day of 3.9% and 3.8%, respectively, during the year ended December 31, 2005. Same-facility growth refers to the comparison of each inpatient facility owned during 2004 with the comparable period in 2005.
Sources of Revenue
Patient Service Revenue
     Patient service revenue is generated by our inpatient facilities as a result of services provided to patients on an inpatient and outpatient basis within the inpatient behavioral health care facility setting. Patient service revenue is recorded at our established billing rates less contractual adjustments. Generally, collection in full is not expected at our established billing rates. Contractual adjustments are recorded to state our patient service revenue at the amount we expect to collect for the services provided based on amounts reimbursable by Medicare or Medicaid under provisions of cost or prospective reimbursement formulas or amounts due from other third-party payors at contractually determined rates. For the year ended December 31, 2005, patient service revenue comprised approximately 92.7% of our total revenue.
Management Contract Revenue
     Our management contracts segment provides inpatient psychiatric management and development services to hospitals and clinics based on negotiated contracts. Services provided are recorded as management contract revenue in the period the services are provided at contractually determined rates, provided that collectibility of such amounts is reasonably assured. For the year ended December 31, 2005, management contract revenue comprised approximately 7.3% of our total revenue.
Results of Operations
     The following table illustrates our consolidated results of operations for the years ended December 31, 2005, 2004 and 2003 (dollars in thousands).

	Results of Operations, Consolidated Psychiatric Solutions
	For the Year Ended December 31,
	2005		2004		2003
	Amount	%	Amount	%	Amount	%
Revenue	$715,324	100.0%	$470,969	100.0%	$277,575	100.0%
Salaries, wages, and employee benefits	392,309	54.8%	254,897	54.1%	142,292	51.3%
Professional fees	73,177	10.2%	52,200	11.1%	32,086	11.6%
Supplies	42,993	6.0%	29,717	6.3%	15,765	5.7%
Provision for doubtful accounts	13,498	1.9%	10,794	2.3%	6,312	2.3%
Other operating expenses	85,979	12.0%	61,643	13.1%	47,174	17.0%
Depreciation and amortization	14,738	2.1%	9,808	2.1%	5,707	2.0%
Interest expense, net	27,056	3.8%	18,964	4.0%	14,778	5.3%
Other expenses:
Loss on refinancing long-term debt	21,871	3.1%	6,407	1.4%	4,856	1.7%
Change in valuation of put warrants	—	—	—	—	960	0.3%
Change in reserve on stockholder notes	—	—	—	—	(545)	-0.2%

Income from continuing operations before income taxes	43,703	6.1%	26,539	5.6%	8,190	3.0%
Provision for income taxes	16,836	2.3%	10,085	2.1%	3,477	1.3%

Income from continuing operations	$26,867	3.8%	$16,454	3.5%	$4,713	1.7%

Year Ended December 31, 2005 Compared To Year Ended December 31, 2004
     The following table compares key operating statistics for owned and leased inpatient facilities for the years ended December 31, 2005 and 2004 (revenue in thousands). Same-facility statistics for the year ended December 31, 2005 are shown on a comparable basis with total facility statistics for the year ended December 31, 2004.

	Year Ended December 31,		%
	2005	2004	Change
Total facility results:
Revenue	$663,236	$419,701	58.0%
Number of facilities at period end	55	34	61.8%
Admissions	77,097	49,484	55.8%
Patient days	1,392,877	996,840	39.7%
Average length of stay	18.1	20.1	-10.0%
Revenue per patient day	$476	$421	13.1%

Same-facility results:
Revenue	$452,161	$419,701	7.7%
Number of facilities at period end	34	34	0.0%
Admissions	50,438	49,484	1.9%
Patient days	1,035,302	996,840	3.9%
Average length of stay	20.5	20.1	2.0%
Revenue per patient day	$437	$421	3.8%
     Revenue. Revenue from continuing operations was $715.3 million for the year ended December 31, 2005 compared to $471.0 million for the year ended December 31, 2004, an increase of $244.4 million, or 51.9%. Revenue from owned and leased inpatient facilities accounted for $663.2 million of the 2005 results compared to $419.7 million of the 2004 results, an increase of $243.5 million, or 58.0%. The increase in revenue from owned and leased inpatient facilities relates primarily to acquisitions. The acquisition of Ardent Behavioral and other acquisitions accounted for $159.5 million and $51.6 million, respectively, of the increase in revenue during 2005 as compared to 2004. The remainder of the increase in revenue from owned and leased inpatient facilities is primarily attributable to same-facility growth in patient days of 3.9% and revenue per patient day of 3.8%. Revenue from inpatient management contracts accounted for $52.1 million of the 2005 results compared to $51.3 million of the 2004 results, an increase of $0.8 million or 1.6%.
     Salaries, wages, and employee benefits. Salaries, wages and employee benefits (“SWB”) expense was $392.3 million for the year ended December 31, 2005, or 54.8% of total revenue, compared to $254.9 million for the year ended December 31, 2004, or 54.1% of total revenue. SWB expense for owned and leased inpatient facilities was $359.7 million in 2005, or 54.2% of revenue. Same-facility

SWB expense for owned and leased inpatient facilities was $244.7 million in 2005, or 54.1% of revenue, compared to $227.8 million in 2004, or 54.3% of revenue. SWB expense for inpatient management contracts was $18.9 million in 2005 compared to $19.1 million in 2004. SWB expense for our corporate office was $13.7 million for 2005 compared to $8.0 million for 2004 as the result of the hiring of additional staff necessary to manage the inpatient facilities acquired during 2004 and 2005.
     Professional fees. Professional fees were $73.2 million for the year ended December 31, 2005, or 10.2% of total revenue, compared to $52.2 million for the year ended December 31, 2004, or 11.1% of total revenue. Professional fees for owned and leased inpatient facilities were $66.0 million in 2005, or 10.0% of revenue. Same-facility professional fees for owned and leased inpatient facilities were $45.4 million in 2005, or 10.0% of revenue, compared to $45.3 million in 2004, or 10.8% of revenue. Professional fees for inpatient management contracts were $3.7 million in 2005 compared to $3.6 million in 2004. Professional fees for our corporate office were approximately $3.5 million in 2005 compared to approximately $3.3 million in 2004.
     Supplies. Supplies expense was $43.0 million for the year ended December 31, 2005, or 6.0% of total revenue, compared to $29.7 million for the year ended December 31, 2004, or 6.3% of total revenue. Supplies expense for owned and leased inpatient facilities was $42.0 million in 2005, or 6.3% of revenue. Same-facility supplies expense for owned and leased inpatient facilities was $30.6 million in 2005, or 6.8% of revenue, compared to $28.8 million in 2004, or 6.9% of revenue. Supplies expense for inpatient management contracts was $0.8 million in 2005 compared to $0.7 million in 2004. Supplies expense for our corporate office consists of office supplies and is negligible to supplies expense overall.
     Provision for doubtful accounts. The provision for doubtful accounts was $13.5 million for the year ended December 31, 2005, or 1.9% of total revenue, compared to $10.8 million for the year ended December 31, 2004, or 2.3% of total revenue. The provision for doubtful accounts at owned and leased inpatient facilities comprises the majority of our provision for doubtful accounts as a whole.
     Other operating expenses. Other operating expenses consist primarily of rent, utilities, insurance, travel, and repairs and maintenance expenses. Other operating expenses were approximately $86.0 million for the year ended December 31, 2005, or 12.0% of total revenue, compared to $61.6 million for the year ended December 31, 2004, or 13.1% of total revenue. Other operating expenses for owned and leased inpatient facilities were $61.1 million in 2005, or 9.2% of revenue. Same-facility other operating expenses for owned and leased inpatient facilities were $42.3 million in 2005, or 9.4% of revenue, compared to $40.4 million in 2004, or 9.6% of revenue. Other operating expenses for inpatient management contracts were $18.5 million in 2005 compared to $18.0 million in 2004. Other operating expenses at our corporate office increased to $6.4 million in 2005 from approximately $3.3 million in 2004.
     Depreciation and amortization. Depreciation and amortization expense was $14.7 million for the year ended December 31, 2005 compared to $9.8 million for the year ended December 31, 2004, an increase of approximately $4.9 million. This increase in depreciation and amortization expense is primarily the result of the numerous acquisitions of inpatient facilities during 2004 and 2005.
     Interest expense, net. Interest expense, net of interest income, was $27.1 million for the year ended December 31, 2005 compared to $19.0 million for the year ended December 31, 2004, an increase of $8.1 million or 42.6%. The increase in interest expense is primarily attributable to debt incurred to fund the 2005 acquisition of Ardent Behavioral. On December 31, 2005, we had $482.4 million in long-term debt, compared to $174.3 million at December 31, 2004. During January 2005, we repaid $50.0 million of our 10 5/8% Notes with $20.0 million in cash and $30.0 million in borrowings under our revolving credit facility. During the July 2005 acquisition of Ardent Behavioral, we borrowed $150.0 million, $45.0 million and $325.0 million, respectively, under a bridge loan, our revolving credit facility and senior secured term facility. We issued $220 million of our 7 3/4% Notes and also repaid $61.3 million of our 10 5/8% Notes during July 2005. During September 2005 we repaid all borrowings under our revolving credit facility and $125 million of our senior secured term facility with proceeds from an offering of our common stock.
     Other expenses. Other expenses in 2005 consisted of $21.9 million in losses on the refinancing of our long-term debt relating to the refinancings of $125.0 million of our senior secured term loan facility, $111.3 million of our 10 5/8% Notes and the $150.0 million bridge loan utilized in the acquisition of Ardent Behavioral. Other expenses in 2004 consisted of $6.4 million in losses on the refinancing of our long-term debt relating to the termination of our former senior credit facility.
     Income from discontinued operations, net of taxes. Income from discontinued operations (net of income tax effect) of $0.3 million for the years ended December 31, 2005 and 2004 is from eight contracts to manage inpatient facilities for the Florida Department of Juvenile Justice and the operating results of a therapeutic boarding school sold in 2006. The management contracts were assumed in the Ramsay acquisition in 2003 and three were terminated in 2006, two were terminated in 2005 and three were terminated in 2004.
Year Ended December 31, 2004 Compared To Year Ended December 31, 2003
     The following table compares key operating statistics for owned and leased inpatient facilities for the years ended December 31, 2004 and 2003 (revenue in thousands). Same-facility statistics for the year ended December 31, 2004 are shown on a comparable basis with total facility statistics for the year ended December 31, 2003.

	Year Ended December 31,		%
	2004	2003	Change
Total facility results:
Revenue	$419,701	$223,340	87.9%
Number of facilities at period end	34	24	41.7%
Admissions	49,484	26,278	88.3%
Patient days	996,840	525,055	89.9%
Average length of stay	20.1	20.0	0.5%
Revenue per patient day	$421	$425	-0.9%

Same-facility results:
Revenue	$243,424	$223,340	9.0%
Number of facilities at period end	24	24	0.0%
Admissions	27,773	26,278	5.7%
Patient days	565,237	525,055	7.7%
Average length of stay	20.4	20.0	2.0%
Revenue per patient day	$431	$425	1.4%
     Revenue. Revenue from continuing operations was $471.0 million for the year ended December 31, 2004 compared to $277.6 million for the year ended December 31, 2003, an increase of $193.4 million, or 69.7%. Revenue from owned and leased inpatient facilities accounted for $419.7 million of the 2004 results compared to $223.3 million of the 2003 results, an increase of $196.4 million, or 87.9%. The increase in revenue from owned and leased inpatient facilities relates primarily to acquisitions. The acquisitions of the inpatient facilities from The Brown Schools, Ramsay, Brentwood Behavioral Health (“Brentwood”), Heartland, and other acquisitions during 2004 and 2003 accounted for $175.4 million of the increase in revenue during 2004 as compared to 2003. The remainder of the increase in revenue from owned and leased inpatient facilities is primarily attributable to same-facility growth in patient days and revenue per patient day of 7.7% and 1.4%, respectively. Revenue from inpatient management contracts accounted for $51.3 million of the 2004 results compared to $54.2 million of the 2003 results, a decrease of approximately $2.9 million, or 5.4%. The increase in revenues from inpatient management contracts relates primarily to revenues from inpatient management contracts assumed in the Ramsay acquisition.
     Salaries, wages, and employee benefits. SWB expense was $254.9 million for the year ended December 31, 2004, or 54.1% of total revenue, compared to $142.3 million for the year ended December 31, 2003, or 51.3% of total revenue. SWB expense for owned and leased inpatient facilities was $227.8 million in 2004, or 54.3% of revenue. Same-facility SWB expense for owned and leased inpatient facilities was $131.7 million in 2004, or 54.1% of revenue, compared to $121.3 million in 2003, or 54.3% of revenue. SWB expense for inpatient management contracts was $19.1 million in 2004 compared to $16.3 million in 2003. SWB expense for our corporate office was $8.0 million for 2004 compared to $4.7 million for 2003 as the result of the hiring of additional staff necessary to manage the inpatient facilities and inpatient management contracts acquired during 2003 and 2004.
     Professional fees. Professional fees were $52.2 million for the year ended December 31, 2004, or 11.1% of total revenue, compared to $32.1 million for the year ended December 31, 2003, or 11.6% of total revenue. Professional fees for owned and leased inpatient facilities were $45.3 million in 2004, or 10.8% of revenue. Same-facility professional fees for owned and leased inpatient facilities were $26.9 million in 2004, or 11.0% of revenue, compared to $26.2 million in 2003, or 11.7% of revenue. Professional fees for inpatient management contracts were $3.6 million in 2004 compared to $3.9 million in 2003. Professional fees for corporate office were approximately $3.3 million in 2004 compared to approximately $1.9 million in 2003. The increase in professional fees in our corporate office relates to accounting, legal and other services required to meet the needs of a public company and achieving our acquisition strategy.
     Supplies. Supplies expense was $29.7 million for the year ended December 31, 2004, or 6.3% of total revenue, compared to $15.8 million for the year ended December 31, 2003, or 5.7% of total revenue. Supplies expense for owned and leased inpatient facilities was $28.8 million in 2004, or 6.9% of revenue. Same-facility supplies expense for owned and leased inpatient facilities was $16.9 million in 2004, or 6.9% of revenue, compared to $15.2 million in 2003, or 6.8% of revenue. Supplies expense for inpatient management contracts was $0.7 million in 2004 compared to $0.4 million in 2003. Supplies expense at owned and leased inpatient facilities has historically comprised the majority of our supplies expense as a whole; however, inpatient management contracts began to utilize supplies to a larger extent beginning in the second half of 2003 due to the assumption of inpatient management contracts from Ramsay. Supplies expense for our corporate office consists of office supplies and is negligible to supplies expense overall.
     Provision for doubtful accounts. The provision for doubtful accounts was $10.8 million for the year ended December 31, 2004, or 2.3% of total revenue, compared to $6.3 million for the year ended December 31, 2003, or 2.3% of total revenue. The provision for doubtful accounts at owned and leased inpatient facilities comprises the majority of our provision for doubtful accounts as a whole.
     Other operating expenses. Other operating expenses were approximately $61.6 million for the year ended December 31, 2004, or

13.1% of total revenue, compared to $47.2 million for the year ended December 31, 2003, or 17.0% of total revenue. Other operating expenses for owned and leased inpatient facilities were $40.4 million in 2004, or 9.6% of revenue. Same-facility other operating expenses for owned and leased inpatient facilities were $21.4 million in 2004, or 8.8% of revenue, compared to $21.4 million in 2003, or 9.6% of revenue. Other operating expenses for inpatient management contracts were $18.0 million in 2004 compared to $23.5 million in 2003. This decrease in other operating expenses for inpatient management contracts on a same-facility basis, as compared to 2003, is primarily attributable to the net presentation of pharmacy receipts related to our Tennessee case management contract as an offset to other operating expenses. Other operating expenses at our corporate office increased to $3.3 million in 2004 from approximately $2.3 million in 2003.
     Depreciation and amortization. Depreciation and amortization expense was $9.8 million for the year ended December 31, 2004 compared to $5.7 million for the year ended December 31, 2003, an increase of approximately $4.1 million. This increase in depreciation and amortization expense is primarily the result of the numerous acquisitions of inpatient facilities during 2003 and 2004.
     Interest expense, net. Interest expense, net of interest income, was $19.0 million for the year ended December 31, 2004 compared to $14.8 million for the year ended December 31, 2003, an increase of $4.2 million or 28.3%. The increase in interest expense is primarily attributable to the increase in our long-term debt during 2004. We began 2004 with $175.0 million in long-term debt, increasing to $191.9 million, $249.6 million and $244.4 million for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, respectively, due to borrowings under our revolving line of credit to finance the acquisition of inpatient behavioral health care facilities. On December 31, 2004, we had $174.3 million in long-term debt as the result of repaying borrowings under our revolving line of credit with proceeds from our secondary offering of common stock that closed on December 20, 2004.
     Other expenses. Other expenses in 2004 consisted of $6.4 million in loss on the refinancing of our former senior credit facility. Other expenses in 2003 consisted of $4.9 million in loss on the refinancing of our long-term debt, $1.0 million in expense recorded to recognize the increase in fair value of stock purchase “put” warrants (for additional information on these warrants, see “Liquidity and Capital Resources” below) and the release of $0.5 million in reserves related to our stockholder notes.
     Income from discontinued operations, net of taxes. Income from discontinued operations (net of income tax effect) of approximately $0.3 million and $0.5 million for the years ended December 31, 2004 and 2003, respectively, resulted from eight contracts to manage inpatient facilities for the Florida Department of Juvenile Justice. These contracts were assumed in the Ramsay acquisition in 2003 and three were terminated in 2006, two were terminated in 2005 and three were terminated in 2004.
Liquidity and Capital Resources
     Working capital at December 31, 2005 was $138.8 million, including cash and cash equivalents of $54.7 million, compared to working capital of $39.8 million, including cash and cash equivalents of $33.5 million, at December 31, 2004. At December 31, 2004, our current liabilities included $20 million of our 10 5/8% Notes, which were repaid on January 14, 2005. The increase in working capital is primarily due to working capital acquired with Ardent Behavioral and an increase in cash and cash equivalents.
     Cash provided by continuing operating activities was $79.6 million for the year ended December 31, 2005 compared to $39.9 million for the year ended December 31, 2004. The increase in cash flows from operating activities was primarily due to the cash generated from the inpatient facilities we acquired in 2005 and the full year operations of the inpatient facilities acquired during 2004.
     Cash used in investing activities was $536.4 million for the year ended December 31, 2005 compared to $154.2 million for the year ended December 31, 2004. Cash used in investing activities for the year ended December 31, 2005 was primarily the result of $514.5 million paid for acquisitions and $21.8 million paid for the purchases of fixed assets. Cash used in the acquisition of Ardent Behavioral was approximately $506 million, which came from borrowings on our revolving credit facility and senior secured term facility and our issuance of 7 3/4% Notes. Cash used for routine and expansion capital expenditures was approximately $13.4 million and $8.4 million, respectively, for the year ended December 31, 2005. We define expansion capital expenditures as those which increase our capacity or otherwise enhance revenue. Routine or maintenance capital expenditures were 1.9% of our net revenue for the year ended December 31, 2005. Cash used in investing activities for the year ended December 31, 2004 was primarily the result of $136.5 million paid for acquisitions and capital expenditures of approximately $17.2 million. During 2004 we acquired ten inpatient behavioral health care facilities, including four inpatient facilities from Heartland. During 2004, our capital expenditures included typical routine capital expenditures of approximately $7.0 million, as well as expansion capital expenditures.
     Cash provided by financing activities was $477.9 million for the year ended December 31, 2005 compared to $102.5 million for the year ended December 31, 2004. During 2005, we raised $220 million from our offering of 7 3/4% Notes and borrowed $325 million under our Senior Secured Term Facility. Also during 2005, we repaid approximately $111.3 million of our 10 5/8% Notes and $125 million of our senior secured term facility and as a result paid approximately $15.4 million in refinancing costs. We raised approximately $199.0 million from issuances of our common stock during 2005 as a result of an offering of our common stock and stock option exercises. During 2005, we paid approximately $13.9 million in loan and issuance costs related to borrowings of long-term debt and issuances of common stock. During 2004, we received cash from an offering of our common stock and stock option exercises of approximately $109.1 million. Also during 2004, we paid approximately $3.8 million to refinance our long-term debt and $2.3 million in loan and issuance costs.
     On September 20, 2005, we received net proceeds of approximately $192.6 million on the sale of 8,050,000 shares of our common stock at a price of $25.12 per share. This sale of common stock drew upon a universal shelf registration statement on Form S-3 registering $250.0 million of our common stock, common stock warrants, preferred stock and debt securities. We have approximately $47.8 million available under this universal shelf registration statement and may from time to time offer these securities, in one or more series, in amounts, at prices and on terms satisfactory to us. We repaid $125 million on our senior secured term loan facility with proceeds from this sale of our common stock. These repayments are permanent and we cannot re-borrow amounts previously repaid on the senior secured term loan facility. We recorded a loss on refinancing long-term debt of approximately $2.8 million to write off capitalized finance costs associated with the debt that was repaid. The remainder of the proceeds from this sale of our common stock was used to repay all indebtedness outstanding under our revolving credit facility.
     On January 26, 2004, we entered into an interest rate swap agreement to manage our exposure to fluctuations in interest rates. The swap agreement effectively converts $20 million of fixed-rate long-term debt to a LIBOR indexed variable rate instrument plus an agreed upon interest rate spread of 5.86%. On April 23, 2004, we entered into another interest rate swap agreement. This swap agreement effectively converts $30.0 million of fixed rate debt to a LIBOR indexed variable rate instrument plus an agreed upon interest rate spread of 5.51%. During July 2005, we exited approximately $11.3 million of our then-existing $50 million interest rate swap agreements without incurring a gain or loss on the transaction.
     We are actively seeking acquisitions that fit our corporate growth strategy and may acquire additional inpatient psychiatric facilities. Management continually assesses our capital needs and, should the need arise, we will seek additional financing, including debt or equity, to fund potential acquisitions or for other corporate purposes. In negotiating such financing, there can be no assurance that we will be able to raise additional capital on terms satisfactory to us. Failure to obtain additional financing on reasonable terms could have a negative effect on our plans to acquire additional inpatient psychiatric facilities.
Obligations and Commitments

	Payments Due by Period (in thousands)
		Less than			After
	Total	1 year	1-3 years	3-5 years	5 years
Long-term debt (1):
Senior Credit Facility:
Senior Secured Term Loan Facility, expiring on July 1, 2012 and bearing interest of 6.2% at December 31, 2005	$200,000	$—	$—	$—	$200,000
7 3/4% Senior Subordinated Notes due July 15, 2015	220,000	—	—	—	220,000
10 5/8% Senior Subordinated Notes due June 15, 2013	38,681	—	—	—	38,681
Mortgage loans on facilities, maturing in 2037 and 2038 bearing fixed interest rates of 5.65% to 5.95%	23,377	248	542	608	21,979

	482,058	248	542	608	480,660

Lease and other obligations	47,053	15,471	9,495	5,584	16,503
Total contractual obligations	$529,111	$15,719	$10,037	$6,192	$497,163

(1)	Excludes capital lease obligations, which are included in lease and other obligations.
     The fair values of our $220 million 7 3/4% Notes and $38.7 million 10 5/8% Notes were approximately $227.4 million and approximately $44.0 million, respectively, as of December 31, 2005. The fair value of our $150 million 10 5/8% Notes was approximately $173 million as of December 31, 2004. The carrying value of our other long-term debt, including current maturities, of $223.7 million and $24.3 million at December 31, 2005 and December 31, 2004, respectively, approximated fair value. We had zero and $200 million, respectively, of variable rate debt outstanding under our revolving credit facility and term loan facility as of December 31, 2005. In addition, interest rate swap agreements effectively convert $38.7 million of fixed rate debt into variable rate debt at December 31, 2005. At our December 31, 2005 borrowing level, a hypothetical 10% increase in interest rates would decrease our annual net income and cash flows by approximately $1.0 million.
Impact of Inflation and Economic Trends
     Although inflation has not had a material impact on our results of operations, the health care industry is very labor intensive and salaries and benefits are subject to inflationary pressures as are rising supply costs which tend to escalate as vendors pass on the rising costs through price increases. Some of our freestanding owned, leased and managed inpatient behavioral health care facilities we operate are experiencing the effects of the tight labor market, including a shortage of nurses, which has caused and may continue to cause an increase in our SWB expense in excess of the inflation rate. Although we cannot predict our ability to cover future cost increases, management believes that through adherence to cost containment policies, labor management and reasonable price increases, the effects of inflation on future operating margins should be manageable. Our ability to pass on increased costs associated with providing health care to Medicare and Medicaid patients is limited due to various federal, state and local laws which have been enacted that, in certain cases, limit our ability to increase prices. In addition, as a result of increasing regulatory and competitive pressures and a continuing industry wide shift of patients into managed care plans, our ability to maintain margins through price increases to non-Medicare patients is limited.
     The behavioral health care industry is typically not directly impacted by periods of recession, erosions of consumer confidence or other general economic trends as most health care services are not considered a component of discretionary spending. However, our inpatient facilities may be indirectly negatively impacted to the extent such economic conditions result in decreased reimbursements by federal or state governments or managed care payers. We are not aware of any economic trends that would prevent us from being able to remain in compliance with all of our debt covenants and to meet all required obligations and commitments in the near future.
Critical Accounting Policies
     Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In preparing our financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses included in the financial statements. Estimates are based on historical experience and other information currently available, the results of which form the basis of such estimates. While we believe our estimation processes are reasonable, actual results could differ from our estimates. The following represent the estimates considered most critical to our operating performance and involve the most subjective and complex assumptions and assessments.
     Allowance for Doubtful Accounts
     Our ability to collect outstanding patient receivables from third-party payors and receivables due under our inpatient management contracts is critical to our operating performance and cash flows.
     The primary collection risk with regard to patient receivables lies with uninsured patient accounts or patient accounts for which primary insurance has paid, but the portion owed by the patient remains outstanding. We estimate the allowance for doubtful accounts primarily based upon the age of the accounts since the patient discharge date. We continually monitor our accounts receivable balances and utilize cash collection data to support our estimates of the provision for doubtful accounts. Significant changes in payor mix or business office operations could have a significant impact on our results of operations and cash flows.
     The primary collection risk with regard to receivables due under our inpatient management contracts is attributable to contractual disputes. We estimate the allowance for doubtful accounts for these receivables based primarily upon the specific identification of potential collection issues. As with our patient receivables, we continually monitor our accounts receivable balances and utilize cash collection data to support our estimates of the provision for doubtful accounts.
     Allowances for Contractual Discounts
     The Medicare and Medicaid regulations are complex and various managed care contracts may include multiple reimbursement mechanisms for different types of services provided in our inpatient facilities and cost settlement provisions requiring complex calculations and assumptions subject to interpretation. We estimate the allowance for contractual discounts on a payor-specific basis given our interpretation of the applicable regulations or contract terms. The services authorized and provided and related reimbursement are often subject to interpretation that could result in payments that differ from our estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating continual review and assessment of the estimation process by our management.
     Professional and General Liability
     We are subject to medical malpractice and other lawsuits due to the nature of the services we provide. At December 31, 2005, all of our operations have professional and general liability insurance in umbrella form for claims in excess of $3.0 million with an insured limit of $50.0 million. The inpatient facilities purchased from Ardent were added to our insurance program on July 1, 2005. The self-insured reserves for professional and general liability risks are calculated based on historical claims, demographic factors, industry trends, severity factors, and other actuarial assumptions calculated by an independent third-party actuary. This self-insurance reserve is discounted to its present value using a 5% discount rate. This estimated accrual for professional and general liabilities could be significantly affected should current and future occurrences differ from historical claim trends and expectations. We have utilized our captive insurance company to manage the self-insured retention. While claims are monitored closely when estimating professional and general liability accruals, the complexity of the claims and wide range of potential outcomes often hampers timely adjustments to the assumptions used in these estimates.
     Income Taxes
     As part of our process for preparing our consolidated financial statements, our management is required to compute income taxes in each of the jurisdictions in which we operate. This process involves estimating the current tax benefit or expense of future deductible and taxable temporary differences. The future deductible and taxable temporary differences are recorded as deferred tax assets and liabilities which are components of our balance sheet. Management then assesses our ability to realize the deferred tax assets based on reversals of deferred tax liabilities and, if necessary, estimates of future taxable income. A valuation allowance for deferred tax assets is established when we believe that it is more likely than not that the deferred tax asset will not be realized. Management must also assess the impact of our acquisitions on the realization of deferred tax assets subject to a valuation allowance to determine if all or a portion of the valuation allowance will be offset by reversing taxable differences or future taxable income of the acquired entity. To the extent the valuation allowance can be reversed due to the estimated future taxable income of an acquired entity, then our valuation allowance is reduced accordingly as an adjustment to purchase price.